Exhibit 99.2

                                                           FOR IMMEDIATE RELEASE

                                                                       Contacts:
                                                                  George Lombard
                                                                Chairman and CEO
                                                                  (978) 774-2281

                                                        Lori Parks/Eugene Heller
                                                     Silverman Heller Associates
                                                                  (310) 208-2550


                            SIGNAL TECHNOLOGY ADOPTS

                           STOCK PURCHASE RIGHTS PLAN

DANVERS, Mass. (Feb. 5, 1999) - SIGNAL TECHNOLOGY CORPORATION (AMEX: STZ) today
-----------------------------
announced that its Board of Directors declared a special dividend distribution of one common share purchase right for each outstanding share of the Company's common stock. This dividend will be distributed on February 26, 1999, to stockholders of record as of the close of business on that date.

"This rights plan is designed to help the Board of Directors ensure that all Signal Technology stockholders are treated fairly in any unsolicited merger or other acquisition," said George Lombard, Signal Technology's chairman and chief executive officer. Mr. Lombard noted that the Company had not received any takeover overture. "The most advantageous time to take this step to protect stockholders' interests is now, when Signal Technology is free from any pressures of takeover attempts."

The rights will become exercisable only if a person or group (1) acquires 15 percent or more of Signal Technology's common stock, or (2) announces a tender offer that would result in ownership of 15 percent or more of the common stock. Each right would entitle a stockholder to buy one share of common stock. Once a person or group has

                                     -more-

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acquired 15 percent or more of Signal Technology's outstanding common stock, each right may entitle its holder (other than the 15 percent person or group) to acquire $25.00 worth of newly issued shares of Signal Technology common stock (or of any company that acquires Signal Technology) at a price equal to 50 percent of their current market price.

The rights are redeemable at the option of the Board of Directors up until 10 days after public announcement that any person or group has acquired 15 percent or more of Signal Technology's common stock. The redemption price is $0.001 per right.

The rights will expire on January 26, 2009, unless redeemed prior to that date. Distribution of the rights is not taxable to stockholders under current federal tax law. A detailed description of the rights plan will be mailed to Signal Technology's stockholders at the time of distribution.

Signal Technology designs and produces sophisticated, state-of-the-art electronic components and systems for a variety of defense, space and communication applications, including communications networks, satellite communications, electronic countermeasures, intelligence and guidance systems. For further information about Signal Technology, please visit the Company's Web site at http://www.sigtech.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements made in this press release that are not historical facts contain forward-looking information that involves risks and uncertainties. Important factors that may cause actual results to differ include, but are not limited to, market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, product development, capacity, supply constraints and other risks detailed from time to time in the company's Securities and Exchange Commission filings. Signal Technology Corporation assumes no obligation to update the information included in this press release.

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